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                               EXHIBIT 99.1


FOR IMMEDIATE RELEASE

                                          MEDIA CONTACT:
                                          ARTHUR KOBRIN
                                          CYBERCARE, INC.
                                          2500 QUANTUM LAKES DRIVE
                                          SUITE #1000
                                          BOYNTON BEACH, FLORIDA 33426-8308
                                          561-742-5000

      CYBERCARE ANNOUNCES SUCCESSFUL MEDIATION OF CLASS ACTION SUIT

Boynton Beach, Fla. - April 26, 2002 - CyberCare, Inc. (NASDAQ: CYBR) today announced that the consolidated class action litigation pending in federal court in the Southern District of Florida has been resolved at mediation, with a Memorandum of Understanding being executed by the parties' counsel. The Memorandum of Understanding provides for a settlement amount of $3.1 million in cash, payable under an insurance policy, and issuance of 5 million shares of CyberCare common stock. The resolution is subject to definitive settlement documents to be prepared and executed in the near future, and court approval. The Company has been vigorously defending the consolidated action, and has admitted no wrongdoing as part of the settlement. The settlement also applies to the management personnel named as defendants in the litigation.

"We are pleased that the mediation was successful and to put this action behind us," said Joseph Forte, President and CEO. "This litigation unfortunately has required us to divert certain of our attention and resources to defend ourselves; now we can return to our primary focus of strengthening the Company's business operations and financial resources. Resolving this litigation will allow us greater opportunity to pursue funding opportunities while minimally impacting the Company's existing financial resources and dilution to shareholders. We view this as a major step in our planned path forward, resolving the legacy issues facing the Company," Forte added.

ABOUT CYBERCARE, INC.

CyberCare, Inc. is a holding company, which is comprised of a healthcare technology solutions business; a physical therapy and rehabilitation business; and a closed system pharmacy business. The physical therapy and rehabilitation business comprises clinics in the State of Florida. The pharmacy business supports patients in assisted living facilities in Florida and is licensed for mail order distribution across all fifty states. The technology business is improving the delivery of healthcare through its patented technology and intellectual property. Our goal is simple; improved quality of care delivered via cost effective and efficient enabling technology, which adds incremental value to our customers' clinical and business processes. Utilizing patented technology for remote monitoring and real-time interactive communications, a network across the continuum of care is established. Applications focus on the chronically ill, wellness

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management, physician oversight and wound care. CyberCare's Electronic
Housecall(R) System allows for effective and efficient data security, collection and integration, case management and personal interaction. CyberCare, Inc. is headquartered in Boynton Beach, Florida. Visit CyberCare's Web site at WWW.CYBERCARE.NET.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS WHICH ARE NOT HISTORICAL FACTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES INCLUDING BUT NOT LIMITED TO RISKS ASSOCIATED WITH THE UNCERTAINTY OF FUTURE FINANCIAL RESULTS, ADDITIONAL FINANCING REQUIREMENTS, DEVELOPMENT OF NEW PRODUCTS, PRODUCT ACCEPTANCE AND EFFECTIVENESS, GOVERNMENT APPROVAL PROCESSES, THE IMPACT OF COMPETITIVE PRODUCTS OR PRICING, TECHNOLOGICAL CHANGES, THE EFFECT OF ECONOMIC CONDITIONS AND OTHER UNCERTAINTIES DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.